As filed with the Securities and Exchange Commission
                              on December 31, 1996

                            Registration No. 33-_____
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     AMERICAN COMMUNICATIONS SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                               DELAWARE 52-1947746
                     (State or other juris- (I.R.S. Employer
                  diction of incorporation Identification No.)
                                or organization)


                          131 National Business Parkway
                       Annapolis Junction, Maryland 20701
               (Address of Principal Executive Offices) (Zip Code)

                         Amended 1994 Stock Option Plan
                            Written Option Agreements
                        1996 Employee Stock Purchase Plan
                            (Full title of the plans)

                              Riley M. Murphy, Esq.
                     American Communications Services, Inc.
                          131 National Business Parkway
                       Annapolis Junction, Maryland 20701
                     (Name and address of agent for service)

                                 (301) 617-4200
          (Telephone number, including area code, of agent for service)

                                   copies to:

                             Kevin T. Collins, Esq.
                                 Ross & Hardies
                               65 East 55th Avenue
                            New York, New York 10022
                                 (212) 421-5555


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================

                                                           Proposed
                                            Amount of      Maximum                  Proposed
              Title of Each Class of        Shares to      Offering                Aggregate                  Amount of
                 Securities to be              be          Price Per                 Offering                 Registration
                     Registered            Registered      Share(1)                 Price(1)                     Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par
value per Share......................      3,693,000         $10.6964               $39,501,805                   $11,971
----------------------------------------------------------------------------------------------------------------------------------


         (1)      Solely for the purpose of calculating the registration fee, the
                  Proposed Maximum Offering Price Per Share and the Proposed Aggregate
                  Offering Price have been estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Act").  Accordingly, the price per share of Common Stock subject to an outstanding option is equal to not less than the exercise price at which the option may be exercised, and the price per share of Common Stock not subject to an outstanding option is based on $12.0625, the average of the high and low sale prices for a share of Common Stock as reported by the NASDAQ
                  National Market on December 26, 1996.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.
-------           ------------------------------------------------


                  The registrant hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

                  (a) The Registrant's Annual Report on Form 10-KSB for the Registrant's fiscal year ended June 30, 1996, as amended by a Form 10-KSB/A filed with the Commission on October 7, 1996;

                  (b) all other  reports  filed by the  Registrant  pursuant  to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since June 30, 1996, including, but not limited to the Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 1996; and

                  (c) the description of the Company's Common Stock, $.01 par value, as contained in its Registration Statement on Form 8-A, declared effective by the Commission on February 13, 1995.

                  All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
-------  --------------------------

                  Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
-------  ---------------------------------------

                  Not Applicable.

Item 6.  Indemnification of Officers and Directors.
-------  ------------------------------------------

                  Under Section 145 of the General Corporation Law of Delaware (the "GCL") a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

                  In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate of Incorporation of the Company is consistent with Section 145 of the GCL and its Bylaws provide that each director, officer, employee and agent of the Company shall be indemnified to the extent permitted by the GCL.

                  In this connection, the Company has entered into indemnification agreements (the "Indemnity Agreements") with each of its executive officers and directors. The Indemnity Agreements are consistent with the Company's By-laws and the Company's policy to indemnify directors to the fullest extent permitted by-law. The Indemnity Agreements provide for indemnification of directors for liabilities arising out of claims or threatened claims against such persons acting as directors of the Company (or any entity controlling, controlled by or under common control with the Company) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, except as prohibited by law. The payments that the Company will be obligated to make include (without limitation) damages, judgments, settlements, costs, and expenses of actions, claims and proceedings and appeals therefrom, including preparation for deposition in an action to which a director is not a party and costs of attachments and similar bonds; provided, however, that the Company is not obligated to pay fines or other obligations or fees imposed by law or otherwise that it is prohibited by applicable law from paying
(i) as indemnity or (ii) for any other reason. The Indemnity Agreements also provide for the advancement of costs and expenses, including attorneys' fees, reasonably incurred by directors in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by such directors to repay such amounts if it is ultimately determined that such directors are not entitled to indemnification. The Indemnity Agreements cover future acts and omissions of directors for which actions may be brought.

         The  Indemnity  Agreements  also  provide  that  directors,   officers,
employees and agents are entitled to indemnification against all expenses (including attorneys'

fees) reasonably incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from the Company. The rights of directors under the Indemnity Agreements are not exclusive of any other rights directors may have under Delaware law, any liability insurance policies that may be obtained, the Company's By-Laws or otherwise. The Company would not be required to indemnify a director for any claim based upon the director gaining in fact a personal profit or advantage to which such director was not legally entitled, any claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Act") and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.           Exemption from Registration Claimed.
-------           ------------------------------------

                  Not applicable.

Item 8.           Exhibits.
-------           ---------

                  The following are filed as exhibits or incorporated by reference into this Registration Statement:

                                                             Exhibit No. or
                                                             Incorporation
Exhibit No.      Description                                  by Reference

   5.1           Opinion of Ross & Hardies, counsel to             E-1
                 the Company

  23.1           Consent of Ross & Hardies (contained in
                 Exhibit No. 5.1)

  23.2           Consent of KPMG Peat Marwick LLP                  E-2

  24.1           Powers of Attorney                                  *


----------------------------------------------------

*        Powers of attorney are contained in signatures.

Item 9.           Undertakings.
-------           -------------

                  (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising  after  the  effective   date  of  this   Registration
                  Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   registration
                  statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis Junction, State of Maryland, on December 30, 1996.

                                  AMERICAN COMMUNICATIONS SERVICES, INC.
                                               (Registrant)



                                               By:/s/ Anthony J. Pompliano
                                                  Anthony J. Pompliano
                                                  Chairman of the Board




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. Pompliano his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Anthony J. Pompliano                        Chairman of the Board                             December 30, 1996
----------------------------
Anthony J. Pompliano                            of Directors
                                                (Principal Executive
                                                Officer)


/s/ Richard A. Kozak                            President and Chief                               December 30, 1996
----------------------------
Richard A. Kozak                                Executive Officer -
                                                Corporate Services Division,
                                                Acting Chief Financial Officer
                                                (Principal Financial
                                                Officer and Principal
                                                Accounting Officer)


/s/ George Middlemas                            Director                                          December 30, 1996
--------------------
George Middlemas


/s/ Christopher Rafferty                        Director                                          December 30, 1996
------------------------
Christopher Rafferty


/s/ Edwin M. Banks                              Director                                          December 30, 1996
------------------
Edwin M. Banks


/s/ Oliver L. Trouveroy                         Director                                          December 30, 1996
-----------------------
Olivier L. Trouveroy


                                                Director                                          December __, 1996
Peter Bentz


/s/ Benjamin Giess                              Director                                          December 30, 1996
------------------
Benjamin Giess


Registration No. 33-_____


-----------------------------------------------------------------







                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                              EXHIBITS FILED WITH

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                     AMERICAN COMMUNICATIONS SERVICES, INC.









-----------------------------------------------------------------

                     AMERICAN COMMUNICATIONS SERVICES, INC.


                                  EXHIBIT INDEX


                                                                                       Location
                                                                                          of
                                                                                       Document
                                                                                          in
                                                                                      Sequential
                                                                                       Numbering
Exhibit No.    Description                                                             System
-----------    -----------                                                             ------

   5.1         Opinion of Ross & Hardies                                                 E-1

  23.1         Consent of Ross & Hardies (contained in Exhibit No. 5.1)

  23.2         Consent of KPMG Peat Marwick LLP                                          E-2




                                                                     Exhibit 5.1
                                                                     -----------


                                December 30, 1996


American Communications Services, Inc.
131 National Business Parkway
Annapolis Junction, Maryland  20701


Ladies and Gentlemen:

     You have requested our opinion with respect to the registration by American Communications Services, Inc., a Delaware corporation (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,693,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock" or "Common Shares"). Of such 3,693,000 Common Shares, (i) 1,503,000 are issuable upon exercise of options to purchase Common Stock which have been granted to employees, officers, directors or consultants of the Company (the "Written Option Agreements"), (ii) 1,690,000 are issuable upon exercise of options which have been or may be granted to employees, officers, directors or consultants of the Company pursuant to the Company's Amended 1994 Stock Option Plan (the "Stock Option Plan") and (iii) 500,000 are issuable to employees, officers and employee directors of the Company pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed
(i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

     Based upon the foregoing, it is our opinion that the Common Shares (i) issuable upon exercise of the Written Option Agreements, (ii) issuable upon exercise of options issused or issuable pursuant to the Stock Option Plan, and
(iii) issuable pursuant to the Stock Purchase Plan will be validly issued, fully paid and non-assessable when issued in accordance with the Written Option Agreements, the Stock Option Plan and the Stock Purchase Plan, respectively.

     We express no opinion as to the laws of any jurisdiction other than the State of New York, the United States of America, and, solely with respect to matters of corporate organization and authority, the General Corporation Law of the State of Delaware. We are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the State law of such State. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America, the General Corporation Law of the State of Delaware with respect to matters of corporate organization and authority, or the State of New York, we have assumed, that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of New York.

     We hereby consent to the reference to our firm in the Registration Statement relating to the registration of the Common Shares (i) issuable upon exercise of the Written Option Agreements, (ii) issuable upon exercise of the options issued or issuable pursuant to the Stock Option Plan, and (iii) issuable pursuant to the Stock Purchase Plan.


                                                               Very truly yours,

                                                              /s/ ROSS & HARDIES
                                                                  Ross & Hardies

                                                                    Exhibit 23.2

                              ACCOUNTANTS' CONSENT


The Stockholders and Board of Directors
American Communications Services, Inc.


We consent to the incorporation by reference in the registration statement on S-8 of American Communications Services, Inc. of our report dated September 27, 1996, with respect to the consolidated balance sheets of American Communications Services, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which reports appears in the June 30, 1996 Form 10-KSB of American Communications Services, Inc.



                                                        /S/KPMG PEAT MARWICK LLP
                                                        ------------------------
                                                           KPMG Peat Marwick LLP

Washington, D.C.
December 30, 1996